EXHIBIT 99.1

Media Contacts:		News Release
Phone: Phone:	Lisa Bottle 704 423 7060 Gail Warner 704 423 7048	Goodrich Corporation Four Coliseum Centre 2730 West Tyvola Road Charlotte, NC 28217-4578 Tel: 704 423 7000 Fax: 704 423 7127 www.goodrich.com

Investor Contact:	Paul Gifford
Phone:	704 423 5517

Goodrich Announces Fourth Quarter and Full Year 2003 Results, Updates Outlook for Full Year 2004

•	Fourth quarter net income per diluted share of $0.28 on sales of $1,130 million.

•	Fourth quarter cash flow from operations of $204 million.

CHARLOTTE, NC, February 5, 2004 – Goodrich Corporation announced today its results for the fourth quarter and full year 2003, and updated its outlook for sales, earnings and cash flow from operations for 2004.

The company reported fourth quarter 2003 net income of $33 million, or $0.28 per diluted share, on sales of $1,130 million. During the fourth quarter 2002, net income was $12 million, or $0.11 per diluted share, on sales of $1,157 million. The $27 million, or 2 percent, sales decrease was due to reduced demand for commercial aircraft original equipment and aftermarket parts and service, partially offset by increased demand for military and space products and services.

During the fourth quarter 2003, the company’s reported results included $7 million in pre-tax ($5 million after-tax) charges for facility closure and headcount reduction actions. Similar charges for the fourth quarter 2002 were $11 million pre-tax ($7 million after-tax). Additionally, in the fourth quarter 2002, Goodrich incurred $71 million in pre-tax ($51 million after-tax) charges for inventory step-up and in-process R&D related to the acquisition of the Aeronautical Systems businesses from TRW. There were no similar charges during the fourth quarter 2003.

Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “It appears we may have seen the bottom of the downturn in the commercial aerospace market during 2003. Our fourth quarter revenue increased 6 percent compared to third quarter 2003, including a 4 percent improvement in commercial aftermarket sales. We had a great year for cash flow from operations in 2003, and used a significant portion of that to pay down debt. Our team performed extremely well under very difficult circumstances. In 2004, we remain focused on improving our operational and financial performance and are aligned toward specific enterprise-wide goals, including margin improvement and strong cash flow. We continue to invest in new products and systems that will fuel the future growth of our company.”

For the full year 2003, the company reported net income of $111 million, or $0.93 per diluted share, on sales of $4,383 million. For the full year 2002, net income was $118 million, or $1.14 per diluted share, on sales of $3,809 million. The increased sales of $574 million are primarily attributable to the Aeronautical Systems businesses, which represented about $755 million in incremental sales in 2003, offset by reduced sales for products associated with commercial aircraft original equipment production and aftermarket parts and service. The results from continuing operations for both years include certain charges totaling $95 million for 2003 and $77 million for 2002, as shown in the table below. Also included in the results from continuing operations for the full year 2003 is pre-tax pension expense of $88 million, compared to $35 million for the full year 2002.

Sales and Earnings - Additional Details	Full Year Comparisons
	2003		2002
	Sales & After-		Sales & After-
	tax earnings	Diluted	tax earnings	Diluted
	($ in Millions)	EPS	($ in Millions)	EPS
Sales	$4,383		$3,809
Income from Continuing Operations(*)	$49	$0.41	$164	$1.56
Income (Loss) from Discontinued Operations	$62	$0.52	($10)	($0.08)
Cumulative effect of change in accounting	—	—	($36)	($0.34)
Net income	$111	$0.93	$118	$1.14

*Included in Income from Continuing Operations (amounts after-tax):
Non-cash asset impairment charges:
Cordiem investment write-off	($8)	($0.07)	—	—
Super 727 inventory and receivables impairment	($54)	($0.46)	—	—
Inventory step-up (Aeronautical Systems related)	—	—	($39)	($0.38)
In-process R&D (Aeronautical Systems related)	—	—	($12)	($0.12)
Other facility and spare part valuation adjustments	($23)	($0.20)	($1)	($0.01)
Accounts receivable write-off due to customer bankruptcies	($2)	($0.01)	($1)	($0.01)
Sub-total — non-cash asset impairment charges	($87)	($0.74)	($53)	($0.52)
Facility closure and headcount reduction actions	($15)	($0.12)	($30)	($0.28)
Gain on sale of Noveon PIK notes	$5	$0.04	—	—
Fairchild Dornier asset valuation	$2	$0.02	($11)	($0.11)
Intangible asset sale, insurance and contract claim settlements	—	—	$17	$0.17
Total of items above	($95)	($0.80)	($77)	($0.74)
Average Shares Outstanding — Diluted (in millions)	118.2		105.5

Cash flow from operations continued to be strong in the fourth quarter 2003. The company generated cash flow from operations of $204 million, which included a tax refund of approximately $52 million and contributions to the company’s pension plans of $21 million. On a year-to-date basis, cash flow from operations was $553 million, about 6 percent higher than the full year 2002. The quarter-ending cash balance was $378 million, an increase of $228 million from the cash balance of $150 million at the end of 2002. Total debt, including the QUIPS in both periods, during 2003 was reduced by $428 million, from $2,643 million at the end of 2002 to $2,215 at the end of 2003.

Cash Flow Comparison	Fourth Quarter
(Dollars in Millions)	2003	2002
Cash Flow from Operations	$204	$180
Capital Expenditures	($50)	($51)
Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	($9)	($10)

Cash Flow Comparison	Full Year Comparisons
(Dollars in Millions)	2003	2002
Cash Flow from Operations	$553	$524
Capital Expenditures	($125)	($106)
Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	($47)	($52)

Business Highlights and Potential New Programs

•	In October 2003, Goodrich completed the redemption of approximately one-half of the outstanding BFGoodrich Capital 8.30% Cumulative Quarterly Income Preferred Securities, Series A (QUIPS). In January 2004, the company, through BFGoodrich Capital, called for redemption of the remaining QUIPS for approximately $64 million. The redemption date will be March 2, 2004. Late in the fourth quarter 2003, the FASB finalized FIN 46, which resulted in the QUIPS being classified as debt. Fourth quarter 2003 results have been presented on this basis. Including these redemptions, Goodrich has reduced net debt (total debt minus cash and cash equivalents) over $1 billion since the acquisition of Aeronautical Systems in October 2002.

Commercial

•	Goodrich was selected to supply the complete wheel and braking system for the new Sukhoi Russian Regional Jet and the new Cessna Citation Mustang business jet. These awards represent the first commercial applications of the company’s proprietary brake control system.

•	Lufthansa selected Goodrich as the cargo systems integrator for the industry’s first powered cargo system used for passenger-to-freighter conversion of five MD-11 aircraft. In the past, powered cargo systems were only available for original equipment MD-11 freighters.

•	Goodrich continues to work with Boeing on the new 7E7 aircraft. Throughout 2004 Goodrich will provide proposals on several key systems, many of which will include the use of innovative new technologies to increase the reliability and decrease the weight of components and systems.

Military & Space

•	Goodrich and Raytheon finalized a teaming agreement under which Goodrich will be the lead manufacturer of composite structures and components for the Raytheon-led “Team LCS”, one of three competing teams awarded a contract for the preliminary design of the U.S. Navy’s new Littoral Combat Ship.

•	In November, Goodrich was selected by Boeing and the U.S. Air Force to provide the SmartProbe™ primary air data system for the C-130 Avionics Modernization Program. The system will provide all primary and secondary air data information required by the flight control and cockpit display systems.

Outlook

Goodrich’s 2004 outlook is based on the following market assumptions:

•	Deliveries of Boeing and Airbus large commercial aircraft are expected to be flat to slightly declining when compared to the 586 deliveries in 2003.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to grow for the first time since 2000. Goodrich continues to expect modest ASM growth in the 3 – 5 percent range. Goodrich sales to airlines for large commercial and regional aircraft aftermarket parts and service are expected to grow approximately in-line with increases in capacity.

•	Regional and business new aircraft production is expected to increase by about 8 — 10 percent.

•	Military sales (OE and aftermarket) should increase roughly in line with global military budgets, in the 7 — 10 percent range.

Based on current expectations for these key market trends, Goodrich 2004 sales are expected to grow in the low single-digit percent range, compared to 2003.

The outlook for operating income and earnings per share (EPS) is based on many external and internal factors that may have a material impact on operating income and EPS. These factors include, but are not limited to:

•	Certain expenses included in Corporate G&A, Other Income (Expense) and segment operating results are expected to increase by approximately $30 million, in the aggregate, in 2004. The increase, compared to the prior outlook of a $20 — $25 million increase in these expenses, is primarily due to an expected change in the company’s incentive compensation plan, which will replace a portion of the annual stock option grant with restricted stock.

•	Stock option expensing – Goodrich expects to begin expensing stock options during 2004. For the full year 2004, it is expected that stock option expense will be approximately $16 million pre-tax (about $0.09 per diluted share).

•	Pension expense – the company expects pension costs to be approximately $7 million (pre-tax) lower than 2003, due to higher than previously anticipated pension plan asset levels driven by strong equity markets in the fourth quarter 2003.

•	Foreign exchange – for 2004, Goodrich is currently hedged on about 75 percent of its estimated foreign exchange exposure. The recent weakening of the US dollar, especially against the Canadian dollar, the Euro and the Pound Sterling, is expected to negatively impact 2004 income by approximately $15 – $20 million pre-tax, compared to 2003, based on current exchange rates.

•	7E7 and A380 spending – combined spending on these two programs is expected to be relatively flat in 2004 compared to 2003 as the reductions in spending on the Airbus A380 program are expected to be largely offset by increased spending on the Boeing 7E7 program.

•	Change in contract accounting – the company expects to change certain elements of the contract accounting methodology utilized at its Aerostructures business, effective January 1, 2004, to better align with industry practices. Goodrich expects a one-time increase to income, which will be recorded as a cumulative effect of change in accounting, of approximately $24 million pre-tax (about $0.13 per diluted share). As a result of the change, a decrease to 2004 operating income of about $8 million pre-tax (about $0.05 per diluted share) is expected. This change has no impact on cash flow from operations.

Taking these items into account, Goodrich expects 2004 fully diluted EPS to be in the range of $1.20 — $1.35. EPS from continuing operations, which excludes the one-time gain from the cumulative effect of accounting change but including the ongoing negative impact of this accounting change and stock option expensing, is expected to be between $1.07 — $1.22.

EPS Outlook	2004 Outlook

EPS from continuing operations (diluted)*	$1.07 - $1.22
Cumulative effect of change in accounting — beginning of year	$0.13
Net Income (diluted EPS)	$1.20 - $1.35

* Includes:
Change in accounting — operating income impact	($0.05)
Stock option expensing	($0.09)

Goodrich expects cash flow from operations, minus capital expenditures, to approximate net income in 2004. The company expects capital expenditures in 2004 to be substantially higher than the 2003 expenditures of $125 million.

The current earnings and cash flow outlook does not include any consideration for premiums associated with potential early retirement of debt, settlement of pending tax litigation related to previously disclosed Rohr and Coltec cases or potential contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems from TRW.

The supplemental segment discussion and tables that follow provide more detailed information about the fourth quarter 2003 results.

Goodrich will hold a conference call on February 5, 2004 at 10:00 AM U.S. Eastern time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view a presentation, at www.goodrich.com, or listen via telephone by dialing 913-981-5571.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest aerospace companies in the world. For more information visit http://www.goodrich.com

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to: the extent to which the company is successful in integrating Aeronautical Systems and achieving expected operating synergies; potential contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems; the nature, extent and timing of the company’s proposed restructuring and consolidation actions and the extent to which the company is able to achieve savings from these actions; the possibility of additional restructuring and consolidation actions beyond those previously announced by the company; global demand for aircraft spare parts and aftermarket services; threats associated with and efforts to combat terrorism, including the current situation in Iraq; the impact of Severe Acute Respiratory Syndrome (SARS) on global travel; the health of the commercial aerospace industry, including the impact of additional bankruptcies in the airline industry; demand for and market acceptance of new and existing products, such as the Airbus A380, the Joint Strike Fighter, the Boeing 7E7 and the Embraer 190;

potential cancellation of orders by customers; successful development of products and advanced technologies; the effect of changes in accounting policies including the proposed change in contract accounting at the company’s Aerostructures business; competitive product and pricing pressures; possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent; the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation rates, recession and other external factors over which the company has no control; and the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts). Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, including in the company’s Annual Report on Form 10-K for the year ended December 31, 2002.

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

###

Supplemental Segment Review

Total Segment Results
	4Q 2003		4Q 2002
	Sales and Pre-tax		Sales and Pre-tax
	earnings		earnings
	($ in Millions)	Margin %	($ in Millions)	Margin %
Sales	$1,130		$1,157
Segment Operating Income	$114	10.1%	$81	7.0%

Included in Segment Operating Income (pre-tax):
Inventory step-up (Aeronautical Systems related)	—	—	($59)	(5.1%)
In-process R&D (Aeronautical Systems related)	—	—	($13)	(1.1%)
Facility closures and headcount reductions	($7)	(0.6%)	($11)	(1.0%)
Segment pension expense	($20)	(1.8%)	($9)	(0.8%)
Total of items above	($27)	(2.4%)	($92)	(8.0%)

Included below is a summary discussion of sales and operating income changes by segment. Pension expense is an element of variance in all segments, and is not discussed specifically below.

Airframe Systems — Sales decreased $28 million, or 6 percent, from $479 million in the fourth quarter of 2002 to $451 million in the fourth quarter of 2003. The decrease was primarily due to lower sales for landing gear original equipment, wheel and brake and aeronautical systems’ product repair services, and heavy airframe maintenance during the fourth quarter of 2003.

Operating income increased $2.8 million, or 20.7%, from $13.5 million in the fourth quarter of 2002 to $16.3 million in the fourth quarter of 2003. Airframe Systems recorded $39.3 million of in-process R&D and inventory step-up accounting charges in 2002 associated with the acquisition of the Aeronautical Systems businesses, which did not recur in 2003. Excluding these charges, the operating income decline of $36.5 million over the same period a year ago was attributable in part to the decreased sales noted above for landing gear original equipment, wheel and brake repair services, and heavy airframe maintenance during the fourth quarter of 2003. In addition, the sales associated with the Aeronautical Systems businesses in this segment resulted in a loss for the fourth quarter of 2003.

Engine Systems — Sales increased 1 percent, from $402 million in the fourth quarter 2002 to $407 million in the fourth quarter 2003. Higher sales in Aerostructures were mostly offset by decreased sales of aerospace and industrial gas turbine components at Turbomachinery Products.

Operating income increased 120 percent, from $27.0 million in the fourth quarter 2002 to $59.6 million. The primary contributor to the increased operating income was the $24.1 million of inventory step-up accounting charges in 2002 associated with the acquisition of the Aeronautical Systems businesses, which did not recur in 2003. Turbomachinery Products also reported improved operating results even though sales declined, due to successful implementation of facility closure and headcount reduction actions.

Electronic Systems – Sales for the fourth quarter 2003 decreased 2 percent to $272 million, from $277 million in the fourth quarter 2002. Increased sales for the Lighting Systems, Sensor Systems and Propulsion Systems businesses were largely offset by decreased sales in the Optical and Space Systems and Power Systems businesses.

Operating income decreased about 4 percent from the year-ago quarter, from $40.0 million to $38.3 million. Electronic Systems recorded $7.9 million of inventory step-up accounting charges in 2002 associated with the acquisition of the Aeronautical Systems businesses, which did not recur in 2003. After taking these into account, primary contributors to the reduced operating income were the reduced sales for the Optical and Space Systems business, unfavorable product mix in Aircraft Interior Products and increased spending on A380 product development.

GOODRICH CORPORATION
(Dollars in millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Sales	$1,130.3	$1,157.0	$4,382.9	$3,808.5

Operating Income	89.3	61.5	260.1	358.6
Interest Expense[1]	(38.4)	(36.3)	(155.5)	(106.2)
Interest Income	0.6	6.7	6.0	32.6
Other Expense — net	(1.4)	(4.5)	(26.3)	(18.1)

Income before Income Taxes and Trust Distributions	50.1	27.4	84.3	266.9
Income Tax Expense	(17.4)	(13.2)	(27.8)	(92.2)
Distributions on Trust Preferred
Securities	—	(2.6)	(7.9)	(10.5)

Income from Continuing Operations	32.7	11.6	48.6	164.2
Income (Loss) from Discontinued Operations	—	0.1	62.4	(10.2)
Cumulative Effect of Change in Accounting	—	—	(0.5)	(36.1)

Net Income	$32.7	$11.7	$110.5	$117.9

Income Per Share:
Basic
Continuing Operations	$0.28	$0.11	$0.41	$1.58
Discontinued Operations	—	—	0.52	(0.09)
Cumulative Effect of Change in Accounting	—	—	—	(0.35)

Net Income	$0.28	$0.11	$0.93	$1.14

Diluted
Continuing Operations	$0.28	$0.11	$0.41	$1.56
Discontinued Operations	—	—	0.52	(0.08)
Cumulative Effect of Change in Accounting	—	—	—	(0.34)

Net Income	$0.28	$0.11	$0.93	$1.14

Weighted — Average Number of Shares Outstanding (in millions):
Basic	117.5	108.9	117.4	103.7

Diluted	118.9	109.1	118.2	105.5

[1]	As a result of the Company’s adoption of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46), debt has increased primarily due to the Mandatorily Redeemable Preferred Securities of Trust (QUIPS). Accordingly, Distributions on Trust Preferred Securities has been reclassified to Interest Expense. Prior periods have not been restated.

GOODRICH CORPORATION SEGMENT REPORTING
(Dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Sales:
Airframe Systems	$451.1	$478.6	$1,784.4	$1,451.6
Engine Systems	406.9	401.8	1,557.8	1,422.6
Electronic Systems	272.3	276.6	1,040.7	934.3

Total Sales	$1,130.3	$1,157.0	$4,382.9	$3,808.5

Operating Income:
Airframe Systems	$16.3	$13.5	$78.7	$100.6
Engine Systems	59.6	27.0	113.2	171.2
Electronic Systems	38.3	40.0	139.6	147.4

Total Segment Operating Income	114.2	80.5	331.5	419.2
Corporate General and Administrative Costs	(24.9)	(19.0)	(71.4)	(60.6)

Total Operating Income	$89.3	$61.5	$260.1	$358.6

Segment Operating Income as a Percent of Sales :
Airframe Systems	3.6%	2.8%	4.4%	6.9%
Engine Systems	14.6%	6.7%	7.3%	12.0%
Electronic Systems	14.1%	14.5%	13.4%	15.8%
Total Segment Operating Income as a Percent of Sales	10.1%	7.0%	7.6%	11.0%

GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(Dollars in millions)

	Twelve Months Ended
	December 31,
	2003	2002
Non-Segment Expenses:
Net Interest Expense	$(149.5)	$(73.6)
- Payment-in-Kind Interest Income	$4.3	$23.3
(included in Net Interest Expense above)
Other Income (Expense), Net:	$(26.3)	$(18.1)
- Discontinued Retiree Health Care	$(20.7)	$(18.1)
- Other Income (Expense)	$(5.6)	$—

	Twelve Months Ended
	December 31,
	2003	2002
Preliminary Balance Sheet and Cash Flow Data:
Short-term Bank Debt	$2.7	$379.2
Current Maturities of Long-term Debt and Capital Lease Obligations[1]	$75.6	$3.9
Long-term Debt and Capital Lease Obligations	$2,136.6	$2,129.0

Total Debt	$2,214.9	$2,512.1
Cash and Cash Equivalents	$378.4	$149.9

Net Debt[2]	$1,836.5	$2,362.2

Dividends	$94.0	$96.9
Depreciation and Amortization	$219.1	$180.8
- Depreciation	$157.8	$133.0
- Amortization	$61.3	$47.8

[1]	As a result of the Company’s adoption of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46), debt has increased primarily due to the Mandatorily Redeemable Preferred Securities of Trust (QUIPS). Prior periods have not been restated to reflect the change. If prior periods had been restated, debt would have increased by $130.4 million for 2002.

[2]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.

PRELIMINARY CONSOLIDATED BALANCE SHEET (UNAUDITED)

(DOLLARS IN MILLIONS, EXCEPT SHARE AMOUNTS)
DECEMBER 31	2003	2002
CURRENT ASSETS
Cash and cash equivalents	$378.4	$149.9
Accounts and notes receivable	608.5	716.0
Inventories	979.3	962.6
Deferred income taxes	53.3	121.3
Prepaid expenses and other assets	82.7	38.0
Assets of discontinued operations	—	46.5

TOTAL CURRENT ASSETS	2,102.2	2,034.3
Property	1,175.9	1,222.4
Prepaid pension	219.5	250.5
Goodwill	1,259.5	1,194.2
Identifiable intangible assets	484.7	464.9
Payment-in-kind notes receivable, less discount ($11.0 at December 31, 2002)	—	141.7
Deferred income taxes	65.4	45.5
Other assets	643.7	644.8

TOTAL ASSETS	$5,950.9	$5,998.3

CURRENT LIABILITIES
Short-term bank debt	$2.7	$379.2
Accounts payable	414.5	435.8
Accrued expenses	648.2	576.9
Income taxes payable	259.9	150.8
Liabilities of discontinued operations	—	16.3
Current maturities of long-term debt and capital lease obligation	75.6	3.9

TOTAL CURRENT LIABILITIES	1,400.9	1,562.9
Long-term debt and capital lease obligations	2,136.6	2,129.0
Pension obligations	642.0	722.1
Postretirement benefits other than pensions	319.2	323.2
Deferred income taxes	50.9	—
Other non-current liabilities	197.7	202.8
Commitments and contingent liabilities	—	—
Mandatorily redeemable preferred securities of trust	—	125.4
SHAREHOLDERS’ EQUITY
Common stock— $5 par value
Authorized, 200,000,000 shares; issued, 131,265,173 shares at December 31, 2003, and 130,568,582 shares at December 31, 2002 (excluding 14,000,000 shares held by a wholly owned subsidiary)	656.3	652.9
Additional paid-in capital	1,035.8	1,027.4
Income retained in the business	52.5	36.1
Accumulated other comprehensive income (loss)	(126.1)	(369.1)
Unearned compensation	(1.4)	(1.6)
Common stock held in treasury, at cost (13,539,820 shares in 2003 and 13,506,977 shares in 2002)	(413.5)	(412.8)

TOTAL SHAREHOLDERS’ EQUITY	1,203.6	932.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,950.9	$5,998.3

PRELIMINARY CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

(DOLLARS IN MILLIONS)
YEAR ENDED DECEMBER 31	2003	2002	2001
OPERATING ACTIVITIES
Income from continuing operations	$48.6	$164.2	$172.9
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Restructuring and consolidation:
Expenses	51.1	37.4	103.9
Payments	(46.6)	(51.5)	(29.9)
In-process research and development	—	12.5	—
Aeronautical Systems inventory step-up	—	58.8	—
Asset Impairments	86.1	—	93.5
Depreciation and amortization	219.1	180.8	169.5
Deferred income taxes	77.4	(2.3)	27.5
Net gains on sale of businesses	—	(2.5)	(7.8)
Payment-in-kind interest income	(4.3)	(23.3)	(17.6)
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	96.8	109.1	22.9
Change in receivables sold, net	—	—	46.3
Inventories	(33.5)	55.1	(90.1)
Other current assets	(5.9)	(18.6)	(9.6)
Accounts payable	(52.2)	(97.1)	4.7
Accrued expenses	28.7	(27.8)	23.9
Income taxes payable	77.4	129.8	(60.0)
Tax benefit on non-qualified options	0.4	0.5	7.7
Other non-current assets and liabilities	10.0	(0.9)	(83.0)

NET CASH PROVIDED BY OPERATING ACTIVITIES	553.1	524.2	374.8

INVESTING ACTIVITIES
Purchases of property	(125.1)	(106.1)	(187.4)
Proceeds from sale of property	6.9	15.1	2.0
Proceeds from sale of businesses	—	6.0	18.9
Proceeds from payment-in-kind note	151.9	49.8	—
Payments received (made) in connection with acquisitions, net of cash acquired	23.6	(1,472.6)	(111.6)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	57.3	(1,507.8)	(278.1)

FINANCING ACTIVITIES
Increase (decrease) in short-term debt, net	(377.4)	264.0	(626.4)
Proceeds from issuance of long-term debt and capital lease obligations	20.0	793.1	1.0
Repayment of long-term debt and capital lease obligations	(74.9)	(1.4)	(179.7)
Proceeds from issuance of common stock	9.1	220.2	51.4
Purchases of treasury stock	(0.3)	(4.9)	(47.1)
Dividends	(94.0)	(96.9)	(113.7)
Distributions on Trust preferred securities	(7.9)	(10.5)	(10.5)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(525.4)	1,163.6	(925.0)

DISCONTINUED OPERATIONS
Net cash (used) provided by discontinued operations	138.1	(118.7)	836.6

Effect of Exchange Rate Changes on Cash and Cash Equivalents	5.4	2.8	—

Net Increase in Cash and Cash Equivalents	228.5	64.1	8.3
Cash and Cash Equivalents at Beginning of Year	149.9	85.8	77.5

Cash and Cash Equivalents at End of Year	$378.4	$149.9	$85.8